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                                                                    Exhibit 99.1

PRESS RELEASE                            Source:  National Health Partners, Inc.

                         NATIONAL HEALTH PARTNERS, INC.
                      PROVIDES BUSINESS UPDATE TO INVESTORS

Wednesday, April 12, 4:00 am ET

HORSHAM, Pennsylvania - (BUSINESS WIRE) - April 12, 2006 - National Health Partners, Inc. (OTCBB: NHPR - News), a leading provider of unique discount healthcare membership programs, is providing a general business update to its investors.

"We have accomplished a great deal over the past 12 months," said David M. Daniels, President and Chief Executive Officer of National Health Partners. "Most notably, the registration statement on Form SB-2 for our initial public offering was declared effective by the SEC and our shares recently began trading on the OTC Bulletin Board under the ticker symbol "NHPR."

"National Health has engaged in several test marketing campaigns over the past 12 months," continued Mr. Daniels. "As a result of these campaigns, we have acquired valuable information on member demographics and have begun to actively market and sell our CARExpress membership programs to the public. We intend to engage in advertising campaigns involving both television and radio that will be focused on specific markets we have identified as having the potential to be very lucrative to our business. We expect these advertising campaigns to result in significant growth in our members and revenues during 2006."

"We believe our shareholders understand the potential for CARExpress. We have raised over $4 million from investors from the sale of stock and warrants over the past two years. We have also received over $500,000 in 2006 from the exercise of some of these warrants by our shareholders. We believe that these investment decisions by our shareholders reflect the confidence that they have in the company and our business plan."

"I am very excited about our accomplishments over the past 12 months and our plans for the company in 2006," said Mr. Daniels. "We have several exciting business opportunities on the horizon and anticipate signing some significant agreements in the near future for the promotion and sale of our CARExpress programs. We will continue to provide the public with periodic updates on our accomplishments throughout 2006."


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Termination of Florida Lease

On April 1, 2006, the company terminated the lease for its facility in Sarasota, Florida. "Our decision to terminate this lease reflects our plan to focus our operations in Horsham, Pennsylvania and exemplifies the efforts we are making to run our operations as cost-effectively as we can," commented David Daniels. "Our Horsham facility is fully-equipped with a state-of-the-art computer and telecommunications room wired to handle our growing needs and provides us with the capacity to expand our customer service base to approximately 80 customer service reps. The termination of this lease will save us over $500,000 in rent and other expenses that we would have had to pay under the lease during the remainder of the term." The termination of this lease is expected to result in a gain on the extinguishment of debt for the company's current quarter.

Appointments of Alex Soufflas and David A. Taylor

In February, the company appointed Alex Soufflas as its Chief Financial Officer and appointed David A. Taylor as its Senior Vice President - National Sales. "The recent appointments of Alex and David will contribute greatly to our future success," stated David Daniels. "Alex was instrumental in taking us public and will be a tremendous asset for us in all facets of our business going forward. David brings us a considerable amount of sales experience and has helped obtain several marketing and distribution partners for CARExpress."

Alex Soufflas serves as the company's Chief Financial Officer, Executive Vice President and Secretary, and previously served as the company's General Counsel. Mr. Soufflas was an attorney specializing in public and private securities offerings, mergers & acquisitions, contracts and corporate counseling at Duane Morris LLP, a national law firm, Spector Gadon & Rosen, P.C., a Philadelphia-based law firm, and Sullivan & Worcester, LLP, a Boston-based law firm. Prior to that, he was an accountant for KPMG LLP, an international accounting firm. Mr. Soufflas received a B.S. in accounting from Purdue University and a juris doctor from Boston College Law School.

David A. Taylor serves as the Company's Senior Vice President - National Sales. Mr. Taylor has served as the Senior Vice President of Trident Marketing International, Inc., a customer interaction solutions company, the Vice President - Sales Operations and Systems of Z-Tel Communications, Inc., a communications service provider, and the Director - Purchasing, Contract Services and Sales of Delta Air Lines, Inc. He has also held various positions at Norden Systems, a division of United Technologies, and General Instruments, which was acquired by Motorola. Mr. Taylor received a B.A. in business administration from Oswego State University and an MBA from Dowling College.

NATIONAL HEALTH PARTNERS, INC.

National Health Partners, Inc. is a national healthcare savings organization that provides discount healthcare membership programs to uninsured and underinsured people through a national healthcare savings network called "CARExpress." CARExpress is one of the largest networks of hospitals, doctors, dentists, pharmacists and other healthcare providers in the country and is comprised of over 1,000,000 medical professionals that have agreed to render their services and products to CARExpress members at discounted prices. The company is headquartered in Horsham, Pennsylvania. For more information on the company, please visit its website at www.nationalhealthpartners.com.
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SAFE HARBOR PROVISION

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the company's future financial position, business strategy, budgets, projected revenues and costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation thereon or similar terminology or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, its ability to fund future growth and implement its business strategy, its ability to develop and expand the market for its CARExpress membership programs, demand for and acceptance of its CARExpress membership programs, its dependence on a limited number of preferred provider organizations and other provider networks for healthcare providers, as well as those factors set forth in the company's Annual Report on Form 10-KSB and its other filings and submissions with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the company assumes no obligation to update or revise any of the information contained in this press release.

Contact:

National Health Partners, Inc.
Alex Soufflas, (215) 682-7114
info@nationalhealthpartners.com






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Source:  National Health Partners, Inc.